Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

LiveXLive Media, Inc.

West Hollywood, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 26, 2020, relating to the consolidated financial statements of LiveXLive Media, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2020. Our report on the consolidated financial statements contains an explanatory paragraph regarding LiveXLive Media, Inc.’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

Los Angeles, California

October 14, 2020